UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2011
__________

National Holdings Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-12629	36-4128138
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

120 Broadway, 27th Floor, New York, NY	10271
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (212) 417-8000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 30, 2011, OPN Capital Markets (“OPNCM”) and its affiliated broker-dealer, National Securities Corporation (“NSC” and collectively with “OPNCM,” “National”), both affiliates of National Holdings Corporation (the “Company”), entered into a Placement Agency Agreement (the “Agreement”) with Manhattan Pharmaceuticals, Inc. (“Manhattan”) in connection with the initial closing of the offering of up to $25 million of stock and warrants of Manhattan (the “Offering”).  Pursuant to the Agreement, National is acting as Manhattan’s placement agent for the Offering.

As placement agent, National will receive cash commissions equal to 10% of the gross proceeds of the Offering, five-year warrants to purchase shares of Manhattan’s stock equal to 10% of shares sold in the Offering, and a non-accountable expense allowance equal to 2% of the gross proceeds of the Offering for National’s expenses (not including up to $80,000 of National’s legal expenses and any blue sky fees, both of which Manhattan will also reimburse).  In addition, Manhattan will also pay to National the cash fee and warrants, determined in accordance with the percentages set forth above, if, during a period of 12 months following the termination of the Agreement, Manhattan signs a definitive agreement with respect to an investment by any party directly or indirectly introduced to Manhattan by National (regardless of when such investment is consummated), or consummates any investment with any such party.  In addition to acting as placement agent in the Offering, National provided advisory services in connection with an exchange transaction pursuant to which Opus Point Partners, LLC (“Opus”) exchanged its shares of TG Therapeutics, Inc. (“TG”) for shares of Manhattan’s preferred stock on December 29, 2011 (the “Exchange Transaction”).  Each share of restricted common stock of TG was also exchanged into Manhattan’s preferred stock in the Exchange Transaction.  National is entitled to receive an advisory fee of $150,000 for such services.

Michael S. Weiss, a director and Non-Executive Chairman of the Board of Directors of the Company, also serves as Executive Chairman, Interim Chief Executive Officer and President, and a director of Manhattan, and is a stockholder, directly, holding 112,500 shares of convertible preferred stock of Manhattan, and indirectly through Opus, a significant stockholder of Manhattan that holds  284,013 shares of convertible preferred stock of Manhattan.  In addition, Mr. Weiss owns 7,500,000 shares of Manhattan's common stock purchased in the Offering, together with warrants to purchase 1,875,000 shares of Manhattan's common stock.  He also indirectly through Opus and its affiliates beneficially owns 23.6% of the Company, the parent company of NSC.  Mr. Weiss is a co-founder, managing partner, principal of, and a 50% owner of Opus.  In addition, Opus and NSC are parties to a 50/50 joint venture that shares profits from OPNCM, the investment banking division of NSC that is responsible for managing the Offering.  Therefore, Mr. Weiss will indirectly derive benefit from the Offering through Opus’ share of the joint venture.

Sean A. Power, Chief Financial Officer, Treasurer and Secretary of Manhattan, also currently serves as Chief Financial Officer of Opus, which is a significant stockholder of the Company.  Mr. Power holds 16,875 shares of preferred stock in Manhattan.

Both Messrs. Weiss and Power have employment agreements with Manhattan, which provide for an annual salary, an annual cash performance bonus opportunity, annual restricted stock grants and certain payments upon termination.  The employment agreements will continue until terminated by the respective executive or Manhattan.  Messrs. Weiss and Power also purchased 1,000,000 and 150,000 shares, respectively, of TG, subject to certain restrictions, which were exchanged into Manhattan’s preferred stock in connection with the Exchange Transaction.

In addition, Dr. Lindsay A. Rosenwald, a significant stockholder of Manhattan, is also a co-founder, managing partner, principal of, and a 50% owner of Opus, and, as a result, has an indirect interest in the Company, in which Opus is a significant stockholder.

Mr. Weiss and Dr. Rosenwald have participated in the Offering in the amounts of approximately $300,000 and $600,000, respectively.

The foregoing summary of the terms of the Agreement is only a brief description of certain terms therein, does not purport to be a complete description, and is qualified by the full text of the Agreement attached hereto.  A copy of the Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Placement Agency Agreement, as amended on December 30, 2011, by and among OPN Capital Markets, National Securities Corporation and Manhattan Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Holdings Corporation

By:	/s/ Mark Goldwasser
Mark Goldwasser Chief Executive Officer

Date: January 6, 2012

EXHIBIT INDEX

Exhibit No.	Description
10.1	Placement Agency Agreement, as amended on December 30, 2011, by and among OPN Capital Markets, National Securities Corporation and Manhattan Pharmaceuticals, Inc.